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EXHIBIT 21.1

NORDSTROM, INC. AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary                          State of Incorporation
------------------                          ----------------------
Nordstrom Credit, Inc.                      Colorado

N2HC, Inc.                                  Colorado

Nordstrom Private Label Receivables, LLC    Delaware

Nordstrom fsb                               Arizona

Nordstrom International Limited             Washington